UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 1, 2008

THORIUM POWER, LTD.
(Exact name of small business issuer as specified in its charter)

Nevada	000-28535	91-1975651
(State or other jurisdiction of	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8300 Greensboro Drive, Suite 800, McLean, VA 22102
(Address of Principal Executive Offices)

800-685-8082
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 1, 2008, Thorium Power, Ltd. (the “Company”) entered into two separate consulting and strategic advisory services agreements with governmental entities in the United Arab Emirates (“UAE”). Under the first agreement, between the Company and the Emirates Nuclear Energy Corporation (“ENEC”), an Abu Dhabi entity that, upon formation, would be responsible for implementing the country’s nuclear energy infrastructure, the Company will provide strategic advisory services regarding the development and management of the ENEC (the “ENEC Agreement”). Under the second agreement, between the Company and the Federal Authority for Nuclear Regulation (“FANR”), which, upon formation, would be the independent nuclear regulatory agency in the UAE, the Company will provide strategic advisory services regarding the development and management of FANR (the “FANR Agreement” and collectively with the ENEC Agreement, the “Agreements”).

Pursuant to the Agreements, the Company will be paid, at signing, $8.868 million from ENEC and $8.54 million from FANR (aggregate of $17.408 million) for professional fees and services performed during the period from June 23, 2008 through December 31, 2008.

The term of the Agreements is five years, with automatic renewal for one year periods unless otherwise terminated pursuant to the provisions of the Agreements. The Agreements may be terminated (i) upon default of compliance with material provisions of the respective Agreements, (ii) upon default of compliance with material provisions of the ENEC Agreement, in the case of the FANR Agreement, and the FANR Agreement, in the case of the ENEC Agreement; the parties to the Agreements are entitled to thirty (30) days written notice to cure any such default prior to termination. The Agreements may also be terminated by the ENEC or FANR, respectively, upon ninety (90) days written notice to the Company, in which case the Company would be entitled to compensation for all services performed to date as well as a wind-down fee equal to the compensation payable to the Company over a four (4) week period with full-time equivalent resources working under the Agreement.

As of the date of the Agreements, neither the ENEC or FANR are incorporated or formed legal entities. Accordingly, on August 1, 2008, the Company entered into a side letter agreement with the Executive Affairs Authority of the Government of Abu Dhabi (“EAA”) to confirm the obligations of ENEC and FANR under the respective Agreements (the “Side Letter”). Pursuant to the Side Letter, until the formation of the ENEC and FANR, the Agreements will be deemed to be agreements between the Company and the EAA, and EAA accepts all obligations, liabilities and benefits of ENEC and FANR, respectively, under the Agreements. At such time as the ENEC and FANR are formed, which is expected to be in the near future, the obligations, liabilities and benefits of the Agreements will automatically shift to ENEC and FANR, respectively, and EAA shall cease to have any relation to the Agreements.

Additionally, the Side Letter provides that upon execution of the Agreements, EAA will pay to the Company $10 million of the aggregate $17.408 million, with the remaining $7.408 million due under the agreements to be paid, equally, by ENEC and FANR upon formation. Of the $10 million payment by EAA, $5 million will be deemed to be partial payment under each of the Agreements.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Agreements or the Side Letter, or the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the ENEC Agreement, the FANR Agreement and the Side Letter, attached hereto as Exhibits 10.1, 10.2 and 10.3.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Nuclear Energy Program Consulting and Strategic Advisory Agreement by and between Emirates Nuclear Energy Corporation and Thorium Power, Ltd., dated August 1, 2008.

10.2	Nuclear Regulatory Consulting and Strategic Advisory Agreement by and between the Federal Authority for Nuclear Regulation and Thorium Power, Ltd., dated August 1, 2008.

10.3	Side Letter by and between the Abu Dhabi Executive Affairs Authority and Thorium Power, Ltd., dated August 1, 2008.

99.1	Press release dated August 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORIUM POWER, LTD.

Date: August 1, 2008

By:	/s/ Seth Grae
Seth Grae
President and Chief Executive Officer

EXHIBIT INDEX

10.1	Nuclear Energy Program Consulting and Strategic Advisory Agreement by and between Emirates Nuclear Energy Corporation and Thorium Power, Ltd., dated August 1, 2008.

10.2	Nuclear Regulatory Consulting and Strategic Advisory Agreement by and between the Federal Authority for Nuclear Regulation and Thorium Power, Ltd., dated August 1, 2008.

10.3	Side Letter by and between the Abu Dhabi Executive Affairs Authority and Thorium Power, Ltd., dated August 1, 2008.

99.1	Press release dated August 1, 2008.